PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS STRONG FIRST QUARTER PERFORMANCE

QUAKERTOWN, PA (22 April 2010) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the holding company for QNB Bank, reported net income for the first quarter of 2010 of $1,826,000, or $0.59 per share on a diluted basis. This represents a 66.9% increase in net income compared to the same period in 2009. Net income for the first quarter of 2009 was $1,094,000, or $0.35 per share on a diluted basis.

“I am extremely pleased with the Company’s financial performance during the first quarter of 2010. The results were highlighted by strong core deposit and loan growth and an expanding net interest margin,” said Thomas J. Bisko, President and Chief Executive Officer. “We continue to show strong growth in the number of new households and businesses that have become part of the QNB family. This growth shows the confidence that our customers have in QNB as a strong financial institution as well as our commitment to lend during these difficult times. I am also pleased to report that the Company remains well capitalized by all regulatory standards. The Company’s capital position was enhanced during the first quarter of 2010 with the initial offering of stock through the Company’s Dividend Reinvestment and Stock Purchase Plan, which permits shareholders to purchase shares at a discount to market.”

Net interest income increased $943,000, or 18.6%, to $6,024,000 for the first quarter of 2010 compared to the first quarter of 2009, reflecting an increase in interest income of $202,000, or 2.3%, and a reduction of interest expense by $741,000, or 20.9%. The significant decrease in interest expense has been influenced by a change in the mix of deposit types as well as the pricing of new and reinvested time deposits at lower market rates.

The net interest margin was 3.64% for the first quarter of 2010 compared to 3.48% for the first quarter of 2009 and 3.42% for the fourth quarter of 2009. The increase in the net interest margin from both the first and fourth quarters of 2009 is mainly the result of the cost of deposits and short-term borrowings declining to a greater degree than the yield earned on loans. Average earning assets grew 12.9% with average loans increasing 10.0% and average investment securities increasing 13.0% when comparing the first quarter of 2010 to the same period in 2009. The growth in loans was mainly related to real estate secured commercial loans and to a lesser degree commercial and industrial loans, while the growth in the investment portfolio was primarily in high-quality U.S. Government agency and tax-exempt state and municipal securities. On the funding side, average deposits increased 15.7% with average transaction accounts increasing 35.7%, or $83.4 million. The growth in interest-bearing checking accounts and savings accounts is largely due to the success of QNB’s two newest high-rate deposit products, eRewards Checking and Online eSavings. The Online eSavings account was introduced in the second quarter of 2009 and had balances totaling $31.6 million as of March 31, 2010.

As a result of continued loan growth, higher than normal levels of net charge-offs and continued concerns over current economic conditions, QNB recorded a provision for loan losses of $700,000 in the first quarter of 2010. This compares to provisions of $600,000 for the quarter ended March 31, 2009 and $1,550,000 for the quarter ended December 31, 2009. Net loan charge-offs were $560,000 for the first quarter of 2010 compared with $216,000 for the first quarter of 2009 and $906,000 for the fourth quarter of 2009.

Total non-performing loans, which represent loans on non-accrual status, loans past due more than 90 days and still accruing interest, and restructured loans were $5,895,000, or 1.29% of total loans, at March 31, 2010, compared to $743,000, or 0.18% of total loans, at March 31, 2009 and $6,102,000, or 1.36% of total loans at December 31, 2009. Total delinquent loans, which include loans that are thirty days or more past due, increased to 2.46% of total loans at March 31, 2010, compared with 0.83% and 2.17% of total loans at March 31, 2009 and December 31, 2009, respectively. QNB’s non-performing loan and total delinquent loan ratios continue to compare favorably with the average for Pennsylvania commercial banks with assets between $500 million and $1 billion, as reported by the FDIC using December 31, 2009 data, the most recent available. The total non-performing loan and total delinquent loan ratios for the Pennsylvania commercial banks noted above were 2.34% and 3.74% of total loans, respectively, as of December 31, 2009.

QNB’s allowance for loan losses of $6,357,000 represents 1.39% of total loans at March 31, 2010 compared to an allowance for loan losses of $4,220,000, or 1.01% of total loans at March 31, 2009 and $6,217,000, or 1.38% of total loans at December 31, 2009. Other real estate owned and other repossessed assets were $51,000 at March 31, 2010 compared with $437,000 at March 31, 2009 and $67,000 at December 31, 2009.

Total non-interest income was $1,132,000 for the first quarter of 2010, an increase of $399,000 compared with the same period in 2009. Activity in the investment securities portfolio is the primary reason for the increase in total non-interest income. In the first quarter of 2010, gains primarily on the sale of several equity securities totaling $294,000 were offset in part by a $158,000 credit-related other-than-temporary impairment (OTTI) charge on pooled trust preferred securities resulting in a net gain of $136,000. In the first quarter of 2009 investment securities activity resulted in a $254,000 net loss and included a $390,000 charge related to OTTI in the carrying value of holdings in the equity investment portfolio and $136,000 of gains realized on the sale of several higher-yielding corporate bonds sold to reduce credit risk in the portfolio.

Non-interest income for the first quarter of 2010, excluding net investment securities gains, totaled $996,000 compared to $987,000 for the first quarter of 2009, excluding net investment securities losses. Less residential mortgage activity for the 2010 quarter resulted in gains on sales of residential mortgage loans decreasing $93,000 to $75,000. Increases in merchant income, letter of credit fees, and ATM and debit card income contributed $59,000 in additional non-interest income when comparing the three-month periods. Losses on the sale of repossessed assets decreased $42,000 when comparing the quarter ended March 31, 2010 to the same period in 2009.

Total non-interest expense was $4,118,000 for the first quarter of 2010, an increase of 4.8% compared to $3,929,000 for the first quarter of 2009. The largest contributing factor to this increase in non-interest expense was FDIC insurance premium expense which increased $61,000, or 31.6%, to $254,000. The higher expense is primarily the result of deposit growth and an increased assessment rate levied on all insured institutions by the FDIC. Salary and benefit expense increased $59,000, or 2.8%, to $2,137,000 for the first quarter of 2010 primarily as a result of normal merit increases.

QNB Corp. offers commercial and retail banking services through the nine banking offices of its subsidiary, QNB Bank. In addition, QNB provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09
Assets	$770,881	$762,426	$728,225	$717,735	$683,944
Investment securities (AFS & HTM)	266,104	260,209	253,779	241,277	227,124
Loans receivable	456,217	449,421	437,460	435,521	417,062
Allowance for loan losses	(6,357)	(6,217)	(5,573)	(4,584)	(4,220)
Net loans	449,860	443,204	431,887	430,937	412,842
Deposits	662,371	634,103	604,159	600,954	573,749
Demand, non-interest bearing	55,537	53,930	50,113	57,140	55,428
Interest-bearing demand, money market and savings	282,205	259,077	227,797	212,893	189,185
Time	324,629	321,096	326,249	330,921	329,136
Short-term borrowings	21,831	28,433	26,819	22,843	16,822
Long-term debt	25,000	35,000	35,000	35,000	35,000
Shareholders' equity	58,224	56,426	57,434	53,808	53,766

Asset Quality Data (Period End)
Non-accrual loans	$3,664	$3,086	$2,592	$1,991	$523
Loans past due 90 days or more and still accruing	14	759	683	280	220
Restructured loans	2,217	2,257	1,924	1,932	-
Non-performing loans	5,895	6,102	5,199	4,203	743
Other real estate owned and repossessed assets	51	67	127	379	437
Non-accrual pooled trust preferred securities	986	863	959	-	-
Non-performing assets	$6,932	$7,032	$6,285	$4,582	$1,180

Allowance for loan losses	$6,357	$6,217	$5,573	$4,584	$4,220

Non-performing loans / Loans	1.29%	1.36%	1.19%	0.97%	0.18%
Non-performing assets / Assets	0.90%	0.92%	0.86%	0.64%	0.17%
Allowance for loan losses / Loans	1.39%	1.38%	1.27%	1.05%	1.01%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	For the three months ended,
For the period:	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09

Interest income	$8,828	$8,937	$8,946	$8,859	$8,626
Interest expense	2,804	3,164	3,419	3,539	3,545
Net interest income	6,024	5,773	5,527	5,320	5,081
Provision for loan losses	700	1,550	1,500	500	600
Net interest income after provision for loan losses	5,324	4,223	4,027	4,820	4,481
Non-interest income:
Fees for services to customers	405	455	470	423	395
ATM and debit card	271	269	263	256	228
Net gain (loss) on investment securities available-for-sale	136	476	(650)	(26)	(254)
Other	320	371	431	414	364
Total non-interest income	1,132	1,571	514	1,067	733
Non-interest expense:
Salaries and employee benefits	2,137	2,254	2,115	2,078	2,078
Net occupancy and furniture and fixture	651	656	614	644	649
FDIC insurance premiums	254	244	235	539	193
Other	1,076	1,193	962	1,123	1,009
Total non-interest expense	4,118	4,347	3,926	4,384	3,929
Income before income taxes	2,338	1,447	615	1,503	1,285
Provision (benefit) for income taxes	512	212	(56)	276	191
Net income	$1,826	$1,235	$671	$1,227	$1,094

Share and Per Share Data:
Net income - basic	$0.59	$0.40	$0.22	$0.40	$0.35
Net income - diluted	$0.59	$0.40	$0.22	$0.40	$0.35
Book value	$18.79	$18.24	$18.59	$17.42	$17.44
Cash dividends	$0.24	$0.24	$0.24	$0.24	$0.24
Average common shares outstanding - basic	3,094,534	3,090,868	3,089,382	3,084,824	3,113,730
Average common shares outstanding - diluted	3,102,503	3,099,614	3,097,422	3,095,836	3,126,683

Selected Ratios:
Return on average assets	0.99%	0.66%	0.37%	0.70%	0.67%
Return on average shareholders' equity	13.31%	8.92%	4.84%	9.04%	8.16%
Net interest margin (tax equivalent)	3.64%	3.42%	3.38%	3.40%	3.48%
Efficiency ratio (tax equivalent)	54.20%	55.92%	60.71%	64.55%	63.25%
Average shareholders' equity to total average assets	7.42%	7.37%	7.57%	7.75%	8.17%
Net loan charge-offs	$560	$906	$511	$136	$216
Net loan charge-offs (annualized) / Average loans	0.50%	0.82%	0.47%	0.13%	0.21%

Balance Sheet (Average)
Assets	$749,547	$745,551	$727,152	$702,665	$666,040
Investment securities (AFS & HTM)	252,439	252,742	252,432	243,487	223,327
Loans receivable	451,064	439,534	436,926	424,694	410,119
Deposits	640,790	622,772	608,660	591,111	553,856
Shareholders' equity	55,635	54,956	55,030	54,441	54,403

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Contacts:	Thomas J. Bisko. President/CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com